                                                                    Exhibit H(2)

                                    FORM OF

                        SHAREHOLDER SERVICES AGREEMENT

THIS AGREEMENT dated the 26/th/ day of October, 1998 and amended the 1st of April, 2001, by and between [UAM Fund] (the "Company"), a Maryland corporation and UAM Shareholder Services Center, Inc. ("UAM SSMC"), a Delaware corporation.

                                  WITNESSETH:

          WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series portfolios ("Portfolios"), each of which may consist of one or more classes of shares of common stock ("Shares"); and

          WHEREAS, the Company desires to engage UAM SSC to provide services pursuant to this shareholder services agreement (the "Agreement") between the Company and UAM SSC.

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Company and UAM SSC, intending to be legally bound, hereby agree as follows:

1.  Scope. In addition to the Portfolios and classes of shares thereof existing
    -----
on the effective date of this Agreement, the Company may from time to time hereafter create additional Portfolios and issue separate classes of its shares of common stock or classify and reclassify shares of any Portfolio or class, and the appointment effected hereby shall constitute appointment for the provision of services with respect to all existing Portfolios and classes and any additional Portfolios and classes unless the parties shall otherwise agree in writing.

2.  Appointment.  UAM SSC hereby agrees to perform such services and to serve
    -----------
such functions as are set forth in Appendix A hereto, which appendix is incorporated herein by this reference. Appendix A may not be amended except by written agreement between the Company and UAM SSC. At the Company's request, UAM SSC may perform services in addition to those set forth in Appendix A for an additional fee mutually accepted by the parties. UAM SSC hereby agrees to perform such services and serve such functions as provided in Appendix A in accordance with the terms and conditions set forth in this Agreement.

3.  Obligations Under this Agreement.  To the extent that the provisions or
    --------------------------------
requirements of this Agreement and any agreement related thereto, may impose obligations on UAM SSC to provide services, conform to a standard of conduct, adhere to a stipulated process or procedure, or otherwise undertake to perform a defined duty or responsibility, or may require the Company to fulfill such obligations, UAM SSC shall perform such obligations and shall at all times use reasonable care and act in good faith in performing such obligations.

4.  Duties and Responsibilities.  In connection with the services provided by
    ---------------------------
UAM SSC pursuant to this Agreement, UAM SSC shall directly or indirectly:

    a.  Personnel.  Provide the services of personnel competent to perform the
        ---------
obligations under this Agreement.

    b.  Facilities.  Furnish, at its own expense, such office facilities,
        ----------
furnishings, office equipment and other property and resources as are necessary for the fulfillment of the obligations under this Agreement.

    c.  Books and Records.  Maintain customary records, and particularly shall
        -----------------
maintain those records required to be maintained pursuant to subparagraph
(2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act. UAM SSC may send periodically to the Company, or to where designated by the Secretary or an Assistant Secretary of the Company, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records, will be maintained by the Company under and in accordance with the requirements of Rule 17Ad-7 adopted under the Securities Exchange Act of 1934. Such materials will not be destroyed by the Company without the consent of UAM SSC (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

    d.  Reports to the Company.  Furnish to or place at the disposal of the
        ----------------------
Company such information, reports, evaluations, analyses, and opinions relating to the services performed by UAM SSC under any shareholder services agreement (as provided for hereunder), as the Company may reasonably request or as the Company may deem helpful to make an informed determination regarding the rendering of services by UAM SSC, the continuation of this Agreement, and the payments contemplated to be made hereunder.

5.  Fees.  In consideration of the services performed by UAM SSC under this
    ----
Agreement, the Company shall pay such fees to UAM SSC as are set forth in Appendix B hereto, which appendix is incorporated herein by this reference. In addition to the fees set forth in Appendix B, UAM SSC shall be entitled to reimbursement from the Company for all reasonable out-of-pocket expenses without mark-up incurred by UAM SSC in connection with the performance of the services provided for in this Agreement. UAM SSC shall conduct an evaluation of the fees payable under this Agreement at six month intervals and shall advise the Company as to any adjustments in fees that UAM SSC deems appropriate, but in any event, Appendix B may not be amended except by the written agreement of the Company and UAM SSC.

6.  Third Party Service Providers.  The Company agrees that UAM SSC may enter
    -----------------------------
into a sub-shareholder services agreement or related agreements with other service providers to perform certain services provided for by this Agreement. UAM SSC's obligations and the standards of care under which UAM SSC has undertaken to fulfill such obligations, and the indemnification that UAM SSC has agreed to provide under this Agreement may not, however, be impaired or assigned by UAM SSC without the consent and approval of the Board of Directors of the Company. UAM SSC will provide written notice to the Company prior to entering into such arrangements.

7.  Certain Representations and Warranties of UAM SSC.  UAM SSC represents and
    -------------------------------------------------
warrants to the Company that:

    a. It is a Corporation duly formed and validly subsisting under the laws of the State of Delaware.

    b. It is duly qualified to carry on its business in the Commonwealth of Pennsylvania.

    c. It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

    d. It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934.

     e. All requisite proceedings of the Directors have been taken to authorize it to enter into and perform this Agreement.

     f. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

8.   Certain Representations and Warranties of the Company.  The Company
     -----------------------------------------------------
represents and warrants to UAM SSC that:

     a. It is a corporation duly organized and existing and in good standing under the laws of the Maryland.

     b. It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

     c. It is empowered under applicable laws and by its Charter and Bylaws to enter into and perform this Agreement.

     d. All requisite proceedings of the Directors have been taken to authorize it to enter into and perform this Agreement.

9.   Certain Covenants of UAM SSC and the Company.
     --------------------------------------------

     a.  Records are Property of the Company. To the extent required by Section
         -----------------------------------
31 of the 1940 Act, and the rules thereunder, UAM SSC agrees that all records maintained UAM SSC relating to the services to be performed by UAM SSC under this Agreement are the property of the Company and will be preserved and will be surrendered promptly to the Company on request.

     b.  Financial Statements.  UAM SSC agrees to furnish to the Company annual
         --------------------
reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Company.

     c.  Information Concerning the Company.  The Company agrees to furnish or
         ----------------------------------
otherwise make available to UAM SSC such information relating to the business and affairs of the Company as UAM SSC may reasonably require to discharge its duties and obligations hereunder. The Company further agrees to provide UAM SSC with information and updates relating to new product and service introductions and sales and marketing efforts that may reasonably be expected to impact on shareholder or prospective shareholder telephone call volume so that UAM SSC can properly allocate the resources necessary to fulfill its obligations under this Agreement.

     d.  Cooperation in Shareholder Responses.  The Company agrees that the it
         ------------------------------------
will, and shall cause the Company's investment advisers to, cooperate with UAM SSC to the extent necessary to formulate appropriate responses to written inquiries from shareholders concerning investment strategy and philosophy and market commentary.

10.  Quality Control.
     ---------------

     a.  Audits. UAM SSC shall be responsible for periodically conducting
         ------
quality control audits with respect to telephone purchase, redemption and exchange requests and account changes received and processed by UAM SSC or any third party service provider with which UAM SSC has contracted to perform any of the services provided for under this Agreement. UAM SSC shall promptly report the results of such quality control audits to the Company.

     b.  Inspections.  UAM SSC shall permit the Company and its authorized
         -----------
representatives, including, but not limited to, the Company's independent auditors, to have reasonable access to the personnel and records of UAM SSC, and to make periodic inspections of the operations of UAM SSC as such would involve the Company at reasonable times during business hours for the purpose of monitoring the quality of services performed by UAM SSC, and the level of fees and reimbursements to which UAM SSC is entitled, under this Agreement.

     c.  Monitoring of Exchange Privileges.  UAM SSC shall use its reasonable
         ---------------------------------
efforts to detect and prevent shareholder violations of telephone exchange privileges as described in the Company's prospectuses.

     d.  Service Improvements.  UAM SSC shall use its reasonable efforts to keep
         --------------------
current on the trends of the investment company industry relating to shareholder services and to continue to modernize and improve its service delivery mechanisms.

11.  Liability and Indemnification.
     -----------------------------

     a.  Indemnification by the Company. UAM SSC shall not be responsible for,
         ------------------------------
and the Company shall indemnify and hold UAM SSC harmless from and against, any and all losses, liabilities, claims, demands, suits, costs and expenses (including reasonable attorneys' fees) which may be asserted against UAM SSC or for which UAM SSC may be held to be liable, arising out of, or are attributable to, the Company's failure to comply with the terms of this Agreement, or arising out of or attributable to, the Company's gross negligence or willful misconduct or breach of any representation or warranty of the Company's hereunder.

     b.  Indemnification by UAM SSC. The Company shall not be responsible for,
         --------------------------
and UAM SSC shall indemnify the Company, its officers and directors and hold them harmless from
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and against, any and all losses, liabilities, claims, demands, suits, costs and expenses (including reasonable attorneys' fees) which may be asserted against the Company or for which the Company may be held to be liable, arising out of, or attributable to, UAM SSC's failure to comply with the terms of this Agreement. or arising out of, or are attributable to, any negligence or willful misconduct or breach of any representation or warranty of UAM SSC hereunder.

     c.   Notice of Potential Claims: Defense of Claims. The Company and UAM SSC
          ---------------------------------------------
agree that each shall promptly notify the other in writing of any situation which represents or appears to involve a claim which may be the subject of indemnification hereunder, although the failure to provide such notification shall not relieve the indemnifying party of its liability pursuant to this
Section 11. The indemnifying party shall have the option to defend against any such claim. In the event the indemnifying party so elects, it will notify the indemnified party and shall assume the defense of such claim, and the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party's expense, in the defense of such claim. If the indemnifying party elects not to defend against such claim, the indemnified party shall be entitled to advance of reasonable expenses to defend such claim. Notwithstanding the foregoing, the indemnified party shall not enter into any settlement of such matter without the written consent of the indemnifying party, which consent shall not be withheld unreasonably. The indemnifying party shall not be obligated to indemnify the indemnified party for any settlement entered into without the written consent of the indemnifying party. If the consent of the indemnified party is required to effectuate any settlement and the indemnified party refuses to consent to any settlement negotiated by the indemnifying party, the liability of the indemnifying
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party for losses arising out of or due to such matter shall be limited to the amount to the rejected proposed settlement.

     d. Except for violations of Section 17c. hereunder, in no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, to the other party, for consequential damages for any act or failure to act under any provision of this Agreement even if advised of the possibility thereof.

     e.  Survival of Provisions.  The obligations of the Company and UAM SSC
         ----------------------
pursuant to this Section 11 shall survive the termination of this Agreement.

12.  Limitations on Liability.
     ------------------------

     a.  Subcontractors.  Nothing herein shall impose any duty upon UAM SSC in
         --------------
connection with or make UAM SSC liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, Airborne Services, the U.S. mails and telecommunication companies, provided, if UAM SSC selected such company, UAM SSC shall have exercised reasonable care in selecting the same. The foregoing limitation of liability with respect to actions or omissions of unaffiliated third parties shall not be construed to relieve UAM SSC of any obligations under Section 6 hereof with respect to any services that UAM SSC has agreed to perform under this agreement that are ultimately performed by other parties.

     b.  Portfolios as Separate Parties. Each Portfolio shall be regarded for
         ------------------------------
all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Company shall be deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement each Portfolio is understood to be for clerical convenience only and shall not constitute any basis for joining the Portfolios for any reason.

13.  Term of Agreement.  This Agreement shall become effective on the day and
     -----------------
year first written above and, unless sooner terminated as hereinafter provided, shall continue in effect for an initial period that will expire on September 1, 2002, and thereafter shall continue in effect from year to year.

14.  Termination.
     -----------

     a.  Material Breach. This Agreement may be terminated by either party in
         ---------------
the event of a material breach of the Agreement by the other party upon thirty
(30) days' prior written notice to the other party; provided, however, that the
                                                    --------  -------
Agreement shall not terminate if such material breach is cured within such thirty (30) day period.

     b.  Termination by the Company. The Company may, without payment of
         --------------------------
penalty, terminate this Agreement upon 90 days' written notice to UAM SSC.

     c.  Termination by UAM. UAM SSC may, without payment of penalty, terminate
         ------------------
this Agreement upon 90 days' written notice to the Company.

     d.  Assignment. No assignment of this Agreement by either party shall occur
         ----------
without the written consent of the other party; however, no written consent will be necessary is such assignment is to another affiliate of Old Mutual plc.

15.  Notices. All notices to be given hereunder shall be deemed properly given
     -------
if given in writing, delivered in person, or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail, (i) if to the Company, to [ FUND ADDRESS], and (ii) if to the UAM SSC, to UAM Shareholder Service Center, 1400 Liberty Ridge Drive, Wayne, PA 19807-5593, Attention: Lee T. Cummings, or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

16.  Force Majeure.  In the event UAM SSC is unable to perform its obligations
     -------------
or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage or other causes reasonably beyond its control, UAM SSC shall not be liable for any losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse UAM SSC from being liable to the Company for any and all losses, damages, costs, charges, counsel fees, payments and expenses incurred by the Company due to the non-performance or delay in performance by UAM SSC of its duties and obligation under this Agreement if such non-performance or delay in performance could have been reasonably prevented by UAM SSC through back-up systems and other procedures commonly employed by other persons in the mutual funds industry who provide services similar to those to be provided by UAM SSC under this Agreement, provided that UAM SSC shall have the right, at all times, to mitigate or cure any losses, including by making adjustments or corrections to any current or former shareholder accounts.

17.  Miscellaneous.
     -------------

     a.  Governing Law.  This Agreement shall be governed by, and construed and
         -------------
enforced in accordance with, the laws of the Commonwealth of Massachusetts, including its choice of law provision, except as such laws may conflict with the 1940 Act and the rules thereunder or other applicable federal laws or regulations.

     b.  Severability.  If any provision of this Agreement shall be held or made
         ------------
invalid in whole or in part by a court decision, statute, rule, or otherwise, the remaining provisions of the Agreement shall not be affected thereby.
Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

     c.  Confidentiality. UAM SSC agrees on behalf of itself and its employees
         ---------------
to treat confidentially all records and other information relative to the Company and its prior, present, or prospective shareholders, except, after prior notification to and approval in writing the Company, which approval shall not be withheld unreasonably and may not be withheld where UAM SSC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities.

     d.  Amendments in Writing. Any part of this Agreement or any appendix
         ---------------------
hereto may be amended or waived only by an instrument in writing signed by the parties hereto.

     e.  Headings and Captions. The headings and captions contained in this
         ---------------------
Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     f.  Interpretation. Nothing herein contained shall be deemed to require the
         --------------
Company to take any action contrary to their charter documents or bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the

Board of Directors/Trustees of its responsibility for and control of the conduct of the affairs of the Company.

     g.  Enforceability by Successors and Assigns.  All terms and provisions of
         ----------------------------------------
this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     h.  Survival of Representations, Warranties and Indemnification.  The
         -----------------------------------------------------------
representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

     i.  No Joint Venture. Neither the execution nor performance of this
         ----------------
Agreement shall be deemed to create a partnership or joint venture by and between the Company and UAM SSC. It is understood and agreed that all services performed hereunder by UAM SSC shall be as an independent contractor. While this Agreement is between the Company and the UAM SSC, the Parties agree that this Agreement and the performance of the services provided for herein shall be performed for the benefit of the Company.

     j.  No Waiver. The failure of either party to insist upon the performance
         ---------
of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

                              [UAM FUND]



                              By: _________________________________
                              Name:
                              Title:



                              UAM SHAREHOLDER SERVICE CENTER, INC.



                              By: _________________________________
                              Name:
                              Title:

                                  APPENDIX A
                                   SERVICES


     UAM SSC generally shall be responsible for providing shareholder services, including but not limited to the following:

     1.   Provide "General" Shareholder Support.

     2.   Process "Phone" Transactions
          ACH Buys from Bank of record
          ACH Redemption to Bank of record
          Process Purchase Orders (Wire or Check settlement)
          Wire Redemption to Bank of record
          Account Exchanges between Portfolios
          Wire Redemption to Bank of record

     3.   Process "Basic" Account Maintenance
          Stop/restart/defer systematic investment purchase Increase/decrease a systematic investment purchase Increase/decrease/defer/discontinue a systematic withdrawal plan
          Add a beneficiary birth date
          Change dividend/capital gains distribution option
          Stop dividend mail
          Add/change a dividend move
          Combine identical accounts within same Portfolio Add/delete "stop mail" from an account
          Stop/Replace a redemption check
          Add/change/delete systematic exchange with the same registration

     4.   Research/Document/Request corrective processing by Transfer Agent

     5.   Correspondence Services (Adviser and Call Center Related Issues)

     6.   Problem Research and Resolution

7.   Institutional Desk Servicing
          Dealer Servicing
          Account Maintenance
          Dealer File Maintenance
          Transaction Processing
          Order Settlement Support

          Adjustment Processing Support
          NSCC Networking Support
          Portfolio Info/Data Dissemination

     8.   Non-Signature Guaranteed address change
          Stop/restart/defer a Systematic Monthly Investment (SIP) Increase/decrease a Systematic Monthly Investment (SIP) Increase/decrease/defer/discontinue a systematic withdrawal plan (SWP)
          Add a beneficiary birth date
          Change dividend/capital gains distribution method
          Stop dividend mail
          Add/change a dividend move
          Combine identical accounts within the same Portfolios Add or delete stop mail from the account
          Stop or replace a redemption check after 15 days Add/change/delete systematic exchanges (SYSEXCH) with the same registration
          Correct minor errors in names on registration if clearly indicated on the application.
          Reissue checkwriting drafts on a Cash Reserve account where the privilege has been established
          Link/unlink accounts for the INVESTOR statement product
          (managers only)

                                  APPENDIX B
                               FEES AND EXPENSES
                          Effective September 1, 2001



The Company shall pay UAM SSC monthly fees for its services to the Portfolios for which UAM SSC calculated at the annual rate set forth below.

     .    $8,250 for the first operational Class of a Portfolio; plus

     .    $2,750 for each additional operational Class of a Portfolio; plus

     .    $33 per account.


These fees do not include out-of-pocket expenses, which will be billed monthly and due upon billing.